                     CABLE TELEVISION FRANCHISE AGREEMENT


                       Village of Park Forest, Illinois
                                      And
                           Cable TV Fund 12-A, Ltd.
                                     d/b/a
                            Jones Intercable, Inc.

                                August 26, 1996


                              Exhibit 10.1.10 to
                              Cable TV Fund 12-A

                                 [BLANK PAGE]

                               TABLE OF CONTENTS
                               -----------------

SECTION  SECTION TITLE                                     PAGE
-------  -------------                                     ----
1        DEFINITIONS                                       1
2        GRANT OF NON-EXCLUSIVE FRANCHISE                  8
3        TERM OF AGREEMENT                                 8
4        ACCEPTANCE OF FRANCHISE                           9
5        SERVICE AREA COVERED BY FRANCHISE AGREEMENT       12
6        RETRANSMISSION OF SIGNALS WITHIN A STRUCTURE      12
7        CABLE SYSTEM                                      12
8        CONSTRUCTION STANDARDS                            15
9        INSTITUTIONAL NETWORK                             18
10       CUSTOMER SERVICE                                  18
11       RATE REGULATION                                   18
12       FRANCHISE FEES                                    19
13       FRANCHISE FEE AUDITS OR AGREED-UPON
         PROCEDURES                                        20
14       SECURITY FUND; PERFORMANCE BOND                   20
15       DAMAGES AND DEFENSE                               23
16       LIABILITY INSURANCE AND INDEMNIFICATION           23
17       LIQUIDATED DAMAGES                                24
18       PROGRAMMING SERVICES                              27
19       PUBLIC, EDUCATIONAL, AND GOVERNMENTAL ACCESS      28
20       LEASED ACCESS CHANNELS                            30

                         ----------------------------

SECTION  SECTION TITLE                                   PAGE
-------  -------------                                   ----
21       LOCAL ORIGINATION PROGRAMMING                   30
22       SERVICES TO SCHOOLS AND GOVERNMENT BUILDINGS    32
23       EMERGENCY OVERRIDE                              32
24       MODIFICATIONS TO COMMUNICATIONS AND CABLE
         ACTS                                            33
25       REVOCATION                                      33
26       RIGHTS AND REMEDIES                             34
27       RIGHTS AND POWERS RESERVED BY VILLAGE           34
28       SERVICE OF NOTICE                               35
29       ORAL MODIFICATION                               35
30       SEVERABILITY                                    36
31       ENTIRE CONTRACT                                 36
32       OBLIGATIONS TO CONTINUE THROUGHOUT TERM         36
33       FRANCHISE VALIDITY                              36
34       HEADINGS                                        36
35       GOVERNING LAW                                   36

         MAP OF CORPORATE LIMITS
         VILLAGE OF PARK FOREST                      APPENDIX A

         LISTING OF SCHOOLS, LOCAL INSTITUTIONS,
         AND GOVERNMENT BUILDINGS TO BE PROVIDED
         SUBSCRIBER NETWORK CABLE SERVICE IN
         ACCORDANCE WITH THE PRIOR FRANCHISE
         AGREEMENT                                   APPENDIX B

SECTION 1: DEFINITIONS
----------------------

For the purposes of this Section, the following phrases, terms, words, and their derivations shall have the meaning as stated herein. When not inconsistent with the context, words in the present tense shall include the future, words indicating a plural number shall include the singular number and words in the singular number include the plural number. The word "shall" and "will" are mandatory, and not directory. The word "may" is permissive. Words not defined shall be given their common and ordinary meaning. Unless a section provides otherwise, references to statutory enactments shall include any and all amendments thereto and any successor provisions. All capitalized words defined herein, and all other capitalized words utilized within this Agreement, shall have the meaning ascribed to them in the Cable Act unless said terms are not defined in the Cable Act, whereupon the definition shall be controlled by this Agreement. For the purpose of this Franchise Agreement, the terms in the Franchise Agreement shall prevail where there is a conflict between the Ordinance and the Cable Act. Where the Franchise Agreement is silent, the terms of the Ordinance and the Cable Act shall control.

ACT (also CABLE ACT): Shall mean the Communications Act of 1934, the Cable
                      Communications Policy Act of 1984, the Cable Consumer Protection and Competition Act of 1992 (47 USC 521 et. seq.) and the Telecommunications Act of 1996, as now or hereinafter amended.


BASIC SERVICE:        Shall consist of all signals carried in fulfillment of the provisions of Sections 614 and 615 of the Communications
                      Act of 1934, as amended, any Public, Educational, and Governmental Access programming required by the Franchise of the Cable System to be provided to Subscribers, and any signal of any television broadcast station that is provided by the Cable Operator to any Subscriber, except a signal which is secondarily transmitted by a satellite carrier beyond the local service area of such station.
                      Basic Service may also include any additional video programming signals or services provided by the Cable
                      Operator to the basic service tier.

BOARD OF TRUSTEES:    Means the governing body of the Village or any successors
                      to the legislative powers of said body (also referred to as BOARD).

CABLE OPERATOR:       Any Person or Persons, including corporations,
                      partnerships, and joint ventures, who provide cable programming services through means of a Cable System and who own a significant interest in the Cable System, or any Person or Persons, who manage, control, coordinate, or direct the operations of a Cable System.

CABLE SERVICE:        The one-way transmission to Subscribers of video
                      programming or other programming service, and Subscriber interaction, if any, which is required for the selection of such video programming or other programming service.

CABLE SYSTEM:         The system of antennas, cables, wires, lines, towers,
                      waveguides, laser beams, satellite uplinks, microwave links, or other conductors, converters, amplifiers, Headend equipment, master controls, earth stations, equipment and facilities, designed, wired, and constructed for the purpose of producing, receiving, transmitting, amplifying storing, processing, or distributing by coaxial cable, fiberoptics, fiber distributed data interference
                      (FDDI), microwave, data, or other means, audio, video, data, and other forms of electronic or electrical signals within the Village other than those communication units which are solely wired on private property. A Cable System shall also mean a facility as described above which is located within the corporate limits of the Village regardless of the location of the headend feeding such system is located within the corporate limits of the Village.

CHANNEL: A band of frequencies which constitutes the standards definition of a Channel by the National Television System Committee (NTSC), which is capable of carrying audio, video, voice, data, multimedia, and encrypted information signals.

CONVERTER:            A device which may be provided by the Cable Operator to
                      Subscribers for the purpose of changing the frequency of midband, superband, or hyperband signals to a suitable
                      Channel or Channels which the television receiver is able to deliver at designated dial locations.

DWELLING UNIT:        Shall mean a single-family or multiple-family residential, commercial or industrial place of occupancy.

EDUCATIONAL
ACCESS CHANNEL:       Shall mean a Channel or Channels set aside and so
                      designated for the use of Schools and related educational institutions, including facilities and equipment for the use of such Channel, as specified by the Franchising
                      Authority.

FCC: Shall mean the Federal Communications Commission and any legally constituted regulatory body, or agency, or successor.

FRANCHISE:            Shall mean the nonexclusive right and privilege granted
                      through the authority of a Franchise Agreement between the Village and any Grantee hereunder which allows the Grantee to own, operate, construct, reconstruct, dismantle, test, use, and maintain a Cable System within the corporate boundaries of the Village, or within specified areas of the Village.

FRANCHISE AREA:       The area within the corporate boundaries or jurisdiction
                      of the Village of Park Forest which is subject to the terms and conditions granted under the Village's cable television franchise.


FRANCHISE FEE:        Shall include any assessment imposed herein by the Village on a Grantee solely because of its status as a Grantee.
                      The term "Franchise Fee" does not include any tax, fee, or assessment of general applicability (including any such tax, fee, or assessment imposed on both utilities and Cable Operators or their services), but not including a tax, fee, or assessment which is unduly discriminatory against the Grantee or cable Subscribers; capital costs which are required by the Franchise to be incurred by Grantee for the establishment and operation of Public, Educational, or Governmental Access facilities;
                      requirements or charges incidental to the awarding, reviewing, enforcing, or transferring of the Franchise, including payments for professional, legal, or technical assistance, bonds, security funds, letters of credit, insurance, indemnification, penalties, or liquidated damages; any fee imposed under Title 17, U.S. Code.

FRANCHISING
AUTHORITY:            Shall mean the Municipal Authority of the Village of Park
                      Forest, or its Mayor or his designee or any of its designated municipal officers or staff having responsibility over the supervision of the Village's cable television franchise.

GOVERNMENTAL
ACCESS CHANNEL:       Shall mean a Channel or Channels set aside and so
                      designated for the use of the Village of Park Forest, including facilities and equipment for the use of such Channel, as specified by the Franchising Authority.

GRANTEE: Shall mean Cable TV Fund 12-A, Ltd. doing business as Jones Intercable, or any Person(s), including corporations, partnerships, associations, joint ventures, or organizations of any type and its agents, representatives, employees, subsidiaries, assignees, transferees or lawful successors having any rights, powers, privileges, duties, liabilities or obligations under this Section and also includes all persons having or claiming any title to or interest in the Cable System, whether by reason of the Franchise itself directly or by interest in a subsidiary, parent, or affiliate company, association, or organization, or by any subcontract, transfer, assignment, management agreement or operating agreement, or an approved assignment or transfer resulting from a foreclosure of a mortgage security agreement, or whether otherwise arising or created.

GRANTOR:              The Village of Park Forest, Illinois.

GROSS REVENUES:       Shall mean all cash, credits, property of any kind or
                      nature or other consideration derived directly or indirectly by a Grantee, its affiliates, subsidiaries, transferees, assignees, or any other person in which the Grantee has a financial interest, arising from or attributable to the sale or exchange of cable services by Grantee within the Village, including but not limited to, monthly fees charged Subscribers for Basic Service, monthly fees charged Subscribers for any optional Cable
                      Service; monthly fees charged Subscribers for any tier of service other than Basic Service; Installation, disconnection and re-connection fees; leased Channel fees;
                      fees, payments or other consideration received from programmers; Converter rentals or sales; advertising revenues; revenues from home shopping Channels; revenues from the sale, exchange, or cablecast of any programming developed on or for community service Channels or institutional users of the Cable System. This sum shall be the basis for computing the fee imposed pursuant to
                      Section 12.1(A)-(B) hereof.

GROSS REVENUES
(continued):          This sum shall not include any taxes on services furnished by Grantee which are levied directly upon any Subscriber or User by the State of Illinois, Cook and/or Will County, the Village, or any other governmental unit which is collected by Grantee on behalf of such governmental unit, or revenue derived from a similar service that is regulated exclusively at the state or federal level when said service is a common carrier or utility service not subject to regulation.

HEADEND: The control center of a cable television system, where incoming signals are amplified, converted, processed, and combined into a common cable along with any origination cablecasting, for transmission to Subscribers. Headend usually includes antennas, preamplifiers, frequency converters, demodulators, processors, and other related equipment.

INSTALLATION:         Shall mean the connection between Subscriber Drop cable to
                      Subscribers' terminals.

INTERACTIVE ON-
DEMAND SERVICES:      A service providing video programming to Subscribers over
                      switched networks on an on-demand, point-to-point basis, but does not include services providing video programming prescheduled by the programming provider.

INTERACTIVE
SYSTEM: A two-way Cable System that provides a Subscriber with the ability to enter commands or responses on an in-home terminal and general responses or stimuli at a remote location.

LEASED ACCESS
CHANNEL: A cable television Channel or Channels, including input facilities and equipment, specifically designated for public, non-profit, or private entity broadcasting which is provided by means of a lease arrangement for cablecast airtime between the Cable Operator and the Lessee. Shall include without limitation all use pursuant to Section 612 of the Act (47 USC 532).

LOCAL ORIGINATION
CHANNEL: A Channel providing programs that are produced by the Cable Operator rather than those received from television broadcast stations or pay Channel distributors and other than those produced on Public, Educational, and Governmental Channels.

MATERIAL BREACH:      Any substantial deviation from the terms and conditions of this Franchise, including, but not limited to, one or more causes for revocation as described in the Franchise
                      Ordinance.

MODIFICATION
AGREEMENT:            Shall mean any agreement of modification and amendment to
                      the Franchise Agreement entered into and between the Grantee and the Village and made a part of the Franchise
                      Agreement.

ORDINANCE:            Shall mean the Village of Park Forest Cable Communications
                      Ordinance, as may be amended from time to time.

PAY-PER-VIEW:         A usage-based fee structure used for cable television
                      programming in which the Subscriber is charged a price for individual programs requested.

PERSON: Shall mean any individual, firm, corporation, company, partnership, association, joint venture, trust, or organization of any kind and the lawful trustee, successor, transferee, assignee, or personal representative thereof.

PUBLIC ACCESS
CHANNEL: A cable television Channel or Channels specifically designated as a non-commercial Public Access Channel available on a first-come, non-discriminatory basis, including facilities and equipment for such use. Shall include without limitation all use pursuant to Sections 611 and 612 of the Act (47 USC 531, 47 USC 532).

PUBLIC STREET:        Shall mean the surface and the space above and below the
                      surface of any public street, road, highway, lane, path, alley, court, boulevard, drive, avenue, parkway, driveway, or bridge, now or hereafter held by the Village which shall entitle the Village and the Grantee to the use thereof for the purpose of erecting, installing, and maintaining the Grantee's Cable System.

PUBLIC WAY:           Shall mean the surface and the space above and below any
                      conduit, tunnel, park, square, waterways, utility easements, or other public right-of-way now or hereafter held by the Village which shall entitle the Village and the Grantee to the use thereof for the purpose of erecting, installing, and maintaining the Grantee's Cable
                      System.

SCHOOLS: Any public or private elementary School, secondary Schools, junior college, or university which conducts classes or provides instruction services which has been granted a certificate of recognition by the State of Illinois.

SHALL AND MUST:       Each is mandatory.

SUBSCRIBER:           Shall mean any Person, firm, company, corporation, or
                      association who legally receives one or more of the services provided by the Grantee's Cable System under the schedule of charges filed with and approved by the Village, and does not further distribute such services.

SUBSCRIBER DROP:      A cable which connects the tap or coupler of a feeder
                      cable to Subscriber's premises and television set.

USER: A Person utilizing a Channel or Channels for purposes of production and/or transmission of material, as contrasted with receipt in a Subscriber capacity.

VERTICAL BLANKING
INTERVAL:             The unused lines in each field of a television signal
                      (seen as a thick band when the television picture rolls over, usually at the beginning of each field), that instruct the television receiver to prepare for reception of the next field. Some of these lines may be used for teletext and captioning or maintain specialized test signals.

VILLAGE: Means the Village of Park Forest, State of Illinois, its officers and employees unless otherwise specifically designated, and all the area within the territorial limits of the Village, its future corporate boundaries and including any area over which the Village exercises its jurisdiction.

SECTION 2: GRANT OF NON-EXCLUSIVE FRANCHISE
-------------------------------------------

     Section 2.1: Grant of Operation
     -------------------------------

     The Village of Park Forest hereby grants to Grantee the non-exclusive right and privilege to construct, erect, operate, and maintain in, upon, along, across, over and under Public Ways, Public Streets and public places now laid out or dedicated, and all extensions thereof and thereto, in the Village, poles, wires, cables, underground conduits, manholes, and other television conductors, and fixtures or appurtenances necessary for the maintenance and operation of a Cable System for the interception, production, sale, and distribution of audio, video, data, voice, and radio signals.

     Section 2.2: Right of Village to Grant Other Franchises
     -------------------------------------------------------

     Nothing in this Franchise Agreement shall affect the right of the Franchising Authority to grant to any other Person a Franchise or right to occupy and use the Public Streets, Public Ways or public places or any part thereof for the erection, installation, construction, reconstruction, operation, maintenance, dismantling, testing, or repair or use of their Cable System within the Village of Park Forest.

     Section 2.3: Limitations on Liability
     -------------------------------------

     The limitations on the liability of the Village or any official, member, employee, or agent of the Village shall be governed by the provisions of
     Section 635 (A) of the Cable Act (47 U.S.C. (S) 555a).

     Section 2.4: Compliance With Franchise Ordinance
     ------------------------------------------------

     Having fully examined all of the provisions of the Franchise Ordinance, which is regulatory in nature, and not contractual, Grantee hereby accepts the award of the non-exclusive Franchise and expressly promises and agrees to comply in all respects with every provision of the Franchise Ordinance as it now exists or is hereafter amended or supplemented in accordance with legal authority, where the provisions are not inconsistent with nor substantially alter the provisions of this Franchise Agreement.

SECTION 3: TERM OF AGREEMENT
----------------------------

     Section 3.1: Effective Date
     ---------------------------

     The Agreement and the Franchise granted hereunder shall become effective upon execution, establishment, and delivery of the Security Fund and certificates of insurance as hereinafter provided for in Sections 14 and 16 of this Agreement.

     Section 3.2: Term of Agreement
     ------------------------------

     The grant of this Franchise shall be for a term of three (3) years and one
     (1) day beginning on August 30, 1996.

     Section 3.3: Breach of Franchise
     --------------------------------

     The Franchise Agreement may be terminated for Material Breach of any term or condition hereof or for violations of any material provision of this Agreement, as provided for in Section 25 of this Agreement.

SECTION 4: ACCEPTANCE OF FRANCHISE
----------------------------------

     Section 4.1: Binding Agreement of Terms and Conditions
     ------------------------------------------------------

     The Village and Grantee agree to be bound by, and to timely and fully perform and fulfill all of the terms, conditions, inducements, offers, promises, provisions, and representations of this Franchise Agreement. Anything contained herein to the contrary notwithstanding, all provisions of this Agreement shall be binding upon the Grantee, its successors, lessees, delegees, or assignees.

     Section 4.2: Acceptance of Power and Authority of Village
     ---------------------------------------------------------

     The Grantee expressly acknowledges that in accepting the Franchise it has relied upon its own investigation and understanding of the power and authority of the Village to grant this Franchise.

     Section 4.3: Filing of Franchise Agreement
     ------------------------------------------

     A fully executed copy of the Franchise Agreement shall be filed for record in the Office of the Village Clerk within thirty (30) days after the same is approved. The recorded copies of such acceptance shall be obtained and preserved by the Village Clerk. If one or both of the aforementioned fully executed copies of the Agreement are not filed or deposited as required, the Agreement shall not take effect but shall be null and void until said copy or copies are filed or deposited with the Franchising Authority and/or the Village Clerk.

     Section 4.4: Previous Rights Abandoned
     --------------------------------------

     This Franchise shall be in lieu of any and all other previous rights, privileges, powers, immunities, and authorities owned, possessed, controlled, or exercisable by the Grantee or any successor pertaining to the construction, operation, or maintenance of a Cable System in the Village. The acceptance of the Franchise shall operate, as between Grantee and the Franchising Authority, as an abandonment of any and all such rights, privileges, powers, immunities, and authorities within the Village.

     Section 4.5: Regulatory Authority
     ---------------------------------

     Grantee agrees that it is and shall be subject to the regulatory authority of the Village as set forth in this Franchise Agreement and as the Franchise Agreement may from time to time be supplemented or amended pursuant to agreement of the parties and by applicable law.

     Section 4.6: Transfers of Ownership
     -----------------------------------

     The transfer, delegation, or assignment of ownership of the Cable System and Franchise shall be conducted in accordance with Section 9.1 et. seq. of the Park Forest Cable Communications Ordinance. Such transfer, delegation, or assignment of ownership shall not be granted without the prior written consent of the Franchising Authority as expressed in the form of a resolution by the Village Board. Such consent shall not be withheld by the Village Board without showing of cause. The procedures for examination of a transfer, delegation, or assignment of ownership shall be effective where five (5) percent or more of the ownership of the Cable System is proposed for transfer, delegation, or assignment to a Person or group of Persons as defined herein, none of whom owned or controlled five (5) percent of more of such right of control, singularly or collectively, on the effective date of this Franchise.

     Section 4.7: Compliance With Laws, Rules, and Regulations
     ---------------------------------------------------------

     In the event any valid law, rule or regulation of any federal and state governing authority or agency having jurisdiction, including but not limited to, the Federal Communications Commission or its designated successor, contravenes the provision of this Agreement subsequent to its adoption; then the provisions hereof shall be superseded by any such valid law, rule, regulation, to the extent that the provisions hereof are in conflict and contrary to any such rule, law, or regulation.

     Section 4.8:  Fee for Professional Services Pertaining to Franchise
     -------------------------------------------------------------------
                   Renewal or Transfer
                   -------------------

     The Grantee shall provide to the Franchising Authority with the executed acceptance of the renewed Franchise, a non-refundable fee of $28,570.32 shall be applied to solely defray costs incurred by the Franchising Authority for professional services and staff time incurred through this Franchise renewal process. In the event of a transfer, delegation, or assignation of ownership, the Grantee shall pay for all costs incurred by the Franchising Authority for professional services and staff time for the Franchise transfer, delegation, or assignment process.

     Section 4.9: Illegal or Wrongful Conduct; Inducements
     -----------------------------------------------------

     Grantee represents, warrants, and guarantees that neither it, nor its representatives or agents have committed any illegal acts or engaged in any wrongful or illicit conduct contrary to, or in violation of any federal, state, or local law or regulation in connection with the obtaining of the Franchise. The Grantee by acceptance of this Franchise acknowledges that it has not been induced to enter into this Franchise by any understanding or promise or other statement, whether verbal or written, by or on behalf of the Village concerning any term or condition of this Franchise that is not included in this Agreement.

     Section 4.10: Further Representations of Grantee
     ------------------------------------------------

     The Grantee further warrants and represents as follows:

     A. That Grantee is a Colorado partnership authorized to do business in the State of Illinois, in good standing and has full legal right and authority to enter into and fully execute and perform the terms of this Franchise Agreement;

     B. That all corporate action required to authorize the acceptance of this Franchise Agreement, and execution and delivery of this Franchise Agreement and all other documents to be executed and/or delivered by the Grantee pursuant to this Franchise Agreement, and to authorize the performance by the Grantee of all its obligations under this Franchise Agreement have been validly and duly acted on and are in force and effect; and

     C. That the Franchise Agreement and all other documents executed and/or delivered by the Grantee have been duly accepted and executed; and

     D. That the Grantee has the financial, legal, technical, and construction capability to operate and maintain the Cable System pursuant to the terms and conditions of this Franchise Agreement.

     Section 4.11: Grantee's Authorized Agent
             --------------------------------

     For purposes of this Franchise Agreement, Grantee authorizes and appoints the General Manager, Cable TV Fund 12-A. Ltd., d/b/a Jones Intercable,
         ------------------------------------------------------------------
     Inc., with offices located at 4331 West Lincoln Highway, Matteson, Illinois
     -----                         ---------------------------------------------
     60443, to act as its registered agent, and represents to the Franchising
     -----
     Authority that such agent is authorized to accept notice and service on its behalf.

SECTION 5: SERVICE AREA COVERED BY FRANCHISE AGREEMENT
------------------------------------------------------

     Section 5.1: Privilege to Operate Within Municipal Corporate Limits
     -------------------------------------------------------------------

     The Franchising Authority hereby extends to the Grantee the privilege of operating the Cable System within the corporate limits of the Village as now or in the future may exist as shown on the map found in Appendix A

SECTION 6: RETRANSMISSION OF SIGNALS WITHIN A STRUCTURE
-------------------------------------------------------

     Installation or Subscriber use of Cable System service which involves the retransmission of the signal or signals to multiple reception points within a structure shall be negotiated between the Grantee and the owner of the structure.

SECTION 7: CABLE SYSTEM
-----------------------

     Section 7.1: Cable System Channel Capacity
     ------------------------------------------

     A. Grantee shall continue to provide a dual-trunk system, with each trunk capable of carrying fifty-four (54) NTSC uncompressed analog channels of television width. The Cable System shall have the capacity to originate programming at points other than the System's Headend. Where technically feasible, Grantee may add an additional number of Channels to the Cable System at any time during the life of this Franchise.

     B. Grantee may begin to add Channels to the Cable System within the first year after the Franchise Agreement is signed. Thereafter, the Grantee shall meet with the Franchising Authority on an informal basis to discuss planned Channel additions.

     C. Grantee shall provide to all of its Subscribers all components of the television signal (video and audio) including, but not limited to, subcarriers and information in the Vertical Blanking Interval to the extent that such subcarriers and other Vertical Blanking Interval data are intended by the programmer or broadcaster for general reception to the public without a fee.

Section 7.2: Channel Capacity
-----------------------------

Grantee shall provide a system with Channel capacity and technical features that it is providing as of the date of this Agreement.

Section 7.3: Force Majeure
--------------------------

No penalties of any kind shall be imposed against the Grantee for delays in completing repair, maintenance, or construction of the Cable System when such delays are caused by the following: war, riot, insurrection, rebellion, strike, lockout, unavoidable casualty or damage to personnel, materials, or equipment, fire, flood, storm, earthquake, tornado, orders of a court of competent jurisdiction, any act of God, failure of a utility provider to provide pole attachments on reasonable terms or conditions therefore, vendor caused equipment delays, and any cause beyond the control of Grantee. In the case of a vendor caused equipment delay, the burden of proof will be on the Grantee to show that the delay was solely the fault of the vendor and that the vendor was an established equipment provider at the time the order was placed.

Section 7.4: Continuous and Uninterrupted Service
-------------------------------------------------

During such times when the Cable System is undergoing maintenance or construction, the Grantee shall conduct construction activities in such manner that all Subscribers may reasonably receive continuous, uninterrupted service, except in the case of an emergency. In the event that it is necessary for the Grantee to interrupt Subscriber service for a period longer than three (3) hours in any part of the Village, the Franchising Authority shall be notified prior to the interruption. Any interrupted service shall be subject to the provisions of this Franchise Agreement.

Section 7.5: Extension of Service
---------------------------------

Grantee shall make available the services of the Cable System to local businesses. Where a building housing one or more businesses, or multiple buildings housing businesses are not contiguous to residential Dwelling Units, Grantee shall provide service to such building or buildings if they are located one hundred twenty-five (125) feet or less from a terminating point along a trunk, node, or feeder of the Cable System. If said building or buildings are located more than one hundred twenty-five (125) feet from a terminating point along a Cable System trunk, node, or feeder, Grantee may voluntarily provide service to a business or businesses for an amount not to exceed the cost of construction of said portion of the system.

In the event that the Grantee should provide service to other businesses or residential Dwelling Units extending from the system constructed for the initial business unit or units, Grantee shall refund fifty (50) percent of the sum charged to the initial business unit or units within six (6) months of the initial provision of service to other businesses or residential Dwelling Units.

Section 7.6: Periodic System Testing
------------------------------------

A. Grantee shall comply with all Cable System testing regulations for video and audio signal quality, and signal leakage as specified in Title 47,
     Section 76, Subpart K of the Code of Federal Regulations. Grantee shall maintain periodic testing throughout the life of the Franchise. In conducting video and audio signal testing, Grantee shall follow testing procedures set forth by the FCC.

B. The Franchising Authority may conduct additional tests of the Cable System's technical specifications as a part of a Franchise evaluation, or upon the reasonable notice to the Grantee, so long as such tests do not unreasonably interfere with Grantee's operation of the Cable System. If a material deficiency is found or material deficiencies are found in the performance of the Cable System which result in the failure of the Cable System to meet the minimum technical standards set forth by the FCC, or which are in significant violation of the National Electrical Code (ANSI 70-1993/ANSI 70-1995) or the National Electrical Safety Code (ANSI C2-1993/ANSI C2-1995), Grantee shall pay for the cost of such tests.

C. Where testing of the Cable System has been conducted by the Grantee and a consultant selected by the Franchising Authority, and it is the opinion of the Franchising Authority that such testing and assessment be conducted a second time, such costs shall be borne by the Franchising Authority. If the results of such repeated tests and assessments indicate that Grantee did not follow proper testing procedures as prescribed by the FCC or the cable industry, or indicated that faults uncovered by repeated tests and assessments were caused by the Grantee, then the costs of such repeated tests and consulting shall be borne by the Grantee.

D. Upon the Franchising Authority's determination based upon a reasonable belief, the Franchising Authority may choose to engage a qualified technical consultant to aid the Franchising Authority in conducting oversight of the technical aspects of the Grantee's Cable System. The Franchising Authority may obtain the services for the technical consultant for a specific amount of time to be dedicated for said oversight and expenses. Said costs and expenses shall be assumed by either the Grantee or the Franchising Authority in the manner set forth in Section 7.6 (B) and
     (C) hereinabove.

     Section 7.7: New Services and Technologies
     ------------------------------------------

     This Agreement shall not restrain or prohibit Grantee from adding new Cable Services and/or technologies to the Cable System as they become available. Where Grantee contemplates addition of such services and/or technologies to the Cable System, Grantee shall notify the Franchising Authority within forty-five (45) calendar days of addition of such services and/or technologies and provide a description of the proposed service(s) and/or technology or technologies to be implemented.

SECTION 8: CONSTRUCTION STANDARDS
---------------------------------

     Section 8.1: Adherence to Electrical and Safety Codes
     -----------------------------------------------------

     The construction, installation, activation, re-activation, and operation of any portion of Grantee's signal origination or signal processing, or signal distribution system and equipment, including, but not limited to the towers, antennae, Headend, studio, trunk, and distribution system, drops, and fixed or portable equipment located on or off Subscriber-occupied property shall comply with all requirements of the applicable National Electrical Code (currently ANSI 70-1993/ANSI 70-1995 and replaced by subsequently promulgated editions), and the applicable National Electrical Safety Code (Currently ANSI C2-1993/ANSI C2-1995 and replaced by subsequently promulgated editions). Grantee shall at all times comply with other applicable federal, state, and local regulations, codes, and other ordinances of the Village.

     Section 8.2: Overhead and Underground Installation
     --------------------------------------------------

     A. All cables and wires shall be installed parallel with existing telephone and electric utility wires whenever possible. Where the Grantee has erected or installed multiple wiring configurations on utility poles, such configurations shall be in parallel arrangements and be properly bundled and lashed in accordance with engineering considerations and the applicable safety codes identified in Section
          8.1. All installations shall be underground in those areas of the Village where both telephone and electric utilities are underground at the time of installation of the Cable System.

     B. In areas where both telephone and electric utility facilities are above ground at the time of the installation of the Cable System, the Grantee may install its service above ground, provided, however, that at such time as either facilities are placed underground by either utility company, underground installations shall be made by the Grantee in conformance with all applicable construction, electrical, and safety codes. Grantee will bury cable underground when pole clearance cannot be reasonably obtained.

Section 8.3: Grounding
----------------------

All towers, antennas, satellite receive stations, and other exposed equipment of Grantee used in the provision of cable television service shall be properly grounded. Grantee at its discretion may properly ground said equipment in such a manner that exceeds normal engineering requirements, provided, however, that such grounding is in compliance with the National Electrical Code as referenced in Section 8.1 of this Agreement. Grantee shall also comply with grounding of system equipment and service connections as required under Section 14.10 of the Franchise Ordinance.

Section 8.4: Headend Facility
-----------------------------

Indoor Headend components shall be wired according to applicable National Electrical Safety Code standards and shall be placed in a properly ventilated and air-conditioned environment. Outdoor Headend components, including but not limited to, towers, antennae, and satellite receive stations shall be properly anchored and wired in accordance with NCTA Standards of Good Engineering Practices (NCTA 008-0477 EIA Standard RS-222C, "Structural Standards for Steel Towers and Antenna Supporting Structures") and shall be properly lighted in accordance with the appropriate Federal Aviation Administration and Federal Communications Commission rules and regulations as now or hereafter amended. The Headend shall be equipped with a standby auxiliary power supply for the purpose of maintaining operations during periods of outage, maintenance, or repair-related downtime.

Section 8.5: Outage Prevention
------------------------------

Grantee shall take measures necessary to prevent Cable System service outages. Such measures shall include auxiliary power sources at the Headend, installation of surge protectors at each node and amplifier location or included within each node site or amplifier unit throughout the system, and installation of stand-by power supplies which shall have a capacity to provide power to the Cable System for a period of at least three (3) hours in such event where technology of outage prevention changes to the extent that a more efficient method of surge protection becomes available, the Franchising Authority and Grantee shall agree to a reconfiguration of surge protection devices and locations throughout the system.

Section 8.6: Emergency Removal of Plant
---------------------------------------

If, at any time, in case of fire or other disaster within the Village, it shall become necessary in the judgment of the Village to cut or move any of the wires, cables, amplifiers, power supplies, appliances, or appurtenances of the Grantee, Village shall not be liable for cutting or moving, provided, however, that nothing herein shall be construed to preclude liability for willful and wanton acts.

Section 8.7: Damage to Village Property
---------------------------------------

Where any damage is caused to any Village property during construction, installation, or maintenance by Grantee, the Village shall give Grantee notice to repair said property and provide no less than fifteen (15) calendar days to cure such damage. The cost of such repairs including all service and materials required by the Village will be billed to the Grantee. The charges shall be paid within forty-five (45) days of the date of billing or the Village, at its option, may withdraw the cost of such repairs from the Security Fund established by Section 14 of this Agreement.

Section 8.8: Enforcement of Use of Rights-of-Way Public Streets and Public Ways
-------------------------------------------------------------------------------

Through its acceptance of this Agreement, Grantee agrees to comply with the provisions of this Agreement, the Franchise Ordinance, and other applicable ordinances, regulations, and codes of the Village regarding the installation, maintenance, repair, excavation, and replacement of wires, cables, conduit, pedestal boxes, and other appurtenance installed upon or beneath the Rights-of-Way, Public Streets and Public Ways belonging to the Village. The Village shall have the right to enforce the Franchise Agreement, Franchise Ordinance, and other appropriate ordinances, regulations, and codes where the Village reasonably believes that Grantee has committed a violation. This Section shall not limit Village from providing to Grantee a notice and opportunity to cure the violation when it is believed by the Village that a violation has occurred.

Section 8.9: Village's Right of Cable System Installation
---------------------------------------------------------

The Village reserves the right during the life of this Franchise to install and maintain free of charge upon or in the poles and conduits of the Grantee any wire and pole fixtures necessary for municipal subsystems on the condition that such Installation and maintenance thereof does not interfere with the operation of the Grantee.


Section 8.10: Failure to Perform
--------------------------------

In the case of a failure to perform within the provisions of this Section, the Franchising Authority shall consider such failures to perform as Material Breaches of the Franchise. The Franchising Authority shall provide Grantee with reasonable notice and opportunity to cure such violations, however, if Grantee fails to cure such violations after reasonable notice and opportunity have been provided, the Franchising Authority may, at its option, consider Grantee to be in default of the Franchise and initiate Franchise revocation proceedings as described in Section 10.1 et. seq. of the Franchise Ordinance.

SECTION 9: INSTITUTIONAL NETWORK
--------------------------------

     There shall be no Institutional Network (I-Net) requirement for the Grantee beyond any I-Net services the Grantee is actually providing in the Village as of the date of this Agreement.

SECTION 10: CUSTOMER SERVICE
----------------------------

     Section 10.1: Local Office
     --------------------------

     Grantee shall maintain a local customer service office within the Village staffed by skilled customer service representatives and service technicians for the purpose of accepting payments, adjusting bills, responding to repair, Installation, reconnection, disconnection, or other service calls, distributing or receiving Converter boxes, remote control units, digital stereo units, or other related equipment, and receiving complaints. Said local office shall be open to the general public at least a minimum of fifty-four (54) hours per week in accordance with Grantee's response to the Village's Franchisee Performance Evaluation Survey dated December 1, 1993. Of the office hours specified, there shall be a minimum of four hours on Saturday between 9:00 AM and 5:00 PM, and at least one day per week in which the office is open between 8:00 AM and 10:00 AM.

     Section 10.2: Communications to Subscribers
     -------------------------------------------

     Grantee shall provide at the time of Installation, at least annually, when there is a change to information provided Subscribers, and upon request by a Subscriber, that information which is required to be provided under
     Section 21.1 A-F of the Franchise Ordinance, along with the Grantee's policies regarding disconnection and reconnection of service.

     Section 10.3: Subscriber Privacy
     --------------------------------

     The Grantee shall comply with all applicable local and state laws, rules, and regulations regarding the privacy of cable Subscribers, and shall fully comply with federal laws concerning the privacy of cable Subscribers as expressed in Section 631 et. seq. of the Communications Policy Act of 1934 as now or hereafter amended (47 CFR 551) or any successor provision.

SECTION 11: RATE REGULATION
---------------------------

     Grantee shall recognize the right of the Village to exercise its authority to regulate rates for basic cable services and associated equipment and services necessary to provide basic cable service to Subscribers.

     Grantee shall abide by all applicable laws, rules, regulations, and orders with regard to rates and regulation thereof by the Village as promulgated by the FCC and the Village. Village and Grantee agree that any amendment or modification of rules with regard to rates and regulation now or hereafter amended, shall apply to this Franchise Agreement.

SECTION 12: FRANCHISE FEES
--------------------------

     Section 12.1: Franchise Fee Calculation
     ---------------------------------------

     A. As part of the consideration supporting the award of this Franchise Agreement and Village's permission to use the public Rights-of-Way, Public Streets, Public Ways and lands of the Village, Grantee shall pay to the Village on a quarterly basis, an amount equal to five (5) percent per year of Grantee's annual Gross Revenue permitted by law. Gross Revenue shall be defined as stated in Section 1.0 hereinabove. To the extent permitted by law, and in accordance therewith, increases in Franchise Fees may be levied by the Village after thirty (30) days advance written notice is given to Grantee.

     B. In the event that the maximum amount payable as Franchise Fees under the law is increased to more than five (5) percent, the Franchising Authority, may increase the percentage of Gross Revenues applicable to the Franchise Fee payment. Such increase shall be implemented through an amendment to the Franchise Ordinance, after official notice has been provided to the Grantee and an opportunity for public comment as may be required by state or federal law has been provided therefor.

     C. The Franchise Fee payment shall include a statement identifying in detail the sources and actual amounts of Gross Revenues received by Grantee during the preceding quarter for which payment is made. Said statement shall contain those items identified in Section 12.1 of the Franchise Ordinance. Said payment shall be paid by the Grantee by the 30th day of the month following that quarter for which payment is being made.

     Section 12.2: Payment of Franchise Fee in the Event of Termination or
     ---------------------------------------------------------------------
     Cancellation
     ------------

     In the event Grantee continues operation of any part or all of the Cable System beyond the cancellation or expiration of this Franchise Agreement, Grantee shall pay to the Village the compensation as set forth hereinabove at the rate in effect at the time of such cancellation or expiration, and in the manner set forth in this Franchise Agreement, together with all taxes it would have been required to pay had its operation been duly authorized.

     Section 12.3: Acceptance of Payment
     -----------------------------------

     The acceptance of any payment required hereunder by the Village shall not be construed as an acknowledgement that the amount paid is the correct amount due nor shall such acceptance of payment be construed as a release of any claim which the Village may have for further or additional sums due and payable.

SECTION 13: FRANCHISE FEE AUDITS OR AGREED-UPON PROCEDURES
----------------------------------------------------------

     Section 13.1: Right of Franchising Authority to Inspect and Audit
     -----------------------------------------------------------------

     The Franchising Authority shall have the right to inspect and audit Grantee's income records, worksheets; notes, journals, ledgers, and other such appropriate and relevant financial records. The Franchising Authority shall have the right of audit and to conduct agreed-upon procedures, and shall have the right to require recomputation of any amounts determined to be payable under this Section and Section 12 hereinabove.

     Section 13.2: Payments of Amounts Due
     -------------------------------------

     Any additional amount due as a result of such inspection, audit or agreed-upon procedures shall be paid within thirty (30) days with interest calculated at the prime rate plus two (2) percent per annum as established by the Bank of America, Chicago main branch following written notice to the Grantee by the Franchising Authority which notice shall include a copy of the audit report or agreed-upon procedures report.

SECTION 14: SECURITY FUND; PERFORMANCE BOND
-------------------------------------------

     A.   Defaults under the Franchise:

          1. The Franchising Authority shall have the option to declare a Material Breach of the Franchise when penalties or liquidated damages exceed one thousand dollars ($1000.00) within a three (3) month period, and invoke procedures to revoke the Franchise as provided for in Section 10 of the Franchise Ordinance; or,

     B. In accordance with the provisions of the Franchise Ordinance, the Grantee shall, deposit with the Village not later than thirty (30) days after the date of this Franchise Agreement the sum of ten thousand dollars ($10,000.00) as a Security Fund for the faithful performance by the Grantee of the Grantee's obligations under the Franchise documents, and compliance with all orders and directions of any officer of the Village having jurisdiction over the Grantee, and the payment by the Grantee, and the payment of all claims, liens, or taxes due the Village which arise by reason of the construction, operation, maintenance, or repair of the Cable System. Failure to timely make such initial deposit of the Security Fund with the Village shall constitute a Material Breach of the Franchise Ordinance. The Village shall deposit the security fund in an interest-bearing account payable to the Village upon demand; but interest on the Security Fund as accrued may be withdrawn and paid to the Grantee semi-annually upon ten (10) calendar days written notice to the Village.

     C. If the Grantee fails to observe any of its obligations under the Franchise Ordinance or this Agreement, or any order or direction of a Village officer having jurisdiction over the Grantee; or if the Grantee fails to make timely payment to the Village of any amount due pursuant to the Franchise Ordinance or Agreement; or fails to make timely payment to the Village of any penalty or liquidated damage amount due under the Franchise Ordinance or this Agreement; or fails to make timely payment to the Village of any taxes due; or (except as hereinbelow provided) fails to repay to the Village within ten (10) days of written notification that such repayment is due, any damages, costs or expenses which the Village shall be compelled to pay by reason of any act or default of the Grantee in connection with the Franchise; or fails, after thirty (30) days notice of such failure from the Village, to comply with any provision of the Franchise Ordinance or this Agreement which the Village reasonably determines can be remedied by an expenditure from the Security Fund; the Village may assess the Grantee, and the Grantee agrees to pay to the Village, liquidated damages in accordance with the schedule set forth in
          Section 17.1 et. seq. of this Agreement. The Village may withdraw the amount of said liquidated damages from the Security Fund as hereinafter provided.

     D. The Village's assessment of any liquidated damages shall not constitute a waiver by the Village of any other right or remedy it may have under the Franchise Ordinance or this Agreement, or under applicable law, including, without limitation, its right to recover from the Grantee and its sureties such additional damages, losses, costs, and expenses as may have been suffered or incurred by the Village by reason of or arising out of such breach of the Franchise Ordinance or this Agreement.

     E. If at the time of a withdrawal from the Security Fund by the Village the amount of the fund is insufficient to provide the total payment toward which the withdrawal is directed, the balance of such payment shall continue as an obligation of the Grantee to the Village, until paid.

     F. In the event that on August 26, 1997, there is no outstanding default on the part of the Grantee, the balance remaining in the Security Fund on August 27, 1997, shall be withdrawn and paid to the Grantee within ninety (90) days.

     G. No later than thirty (30) days after mailing of notification to the Grantee by certified United States Mail, return receipt requested, of a withdrawal from the Security Fund, the Grantee shall deliver to the Village for deposit in the fund and amount equal to the amount so withdrawn, such that the fund shall maintain a balance of ten thousand dollars ($10,000.00) at all times. Failure to make timely delivery of such amount to the Village shall constitute a Material Breach of the Franchise; provided, however, that the Village shall take no action to revoke or terminate the Grantee's Franchise where the Grantee has requested a public hearing by the Village Board of Trustees to determine, with respect to the action or omission of the Grantee upon which the liquidated damages were based, that the Grantee was without fault or that the Grantee's said action occurred as a result of circumstances beyond the Grantee's control, such as war, civil disturbance, natural catastrophe, or other acts of God. The Grantee shall not be excused by mere economic hardship nor by misfeasance or malfeasance of its directors, officers, agents, employees, or contractors. If upon the conclusion of such public hearing the Village Board of Trustees shall determine that the violation by the Grantee was the fault of, or was within the control of the Grantee, the Village shall so notify the Grantee in writing and may then take all appropriate action, including revocation, to enforce the Grantee's obligation under the Franchise; provided, however, that if the Grantee shall commence, within thirty (30) days after written notice of the Village's decision has been delivered to the Grantee, a judicial proceeding in the Circuit Court of Cook County, Illinois for review of such decision, the Village shall not revoke the Grantee's Franchise prior to the entry of final judgment by the Circuit Court in the said proceeding.

     H. The rights reserved by the Village with respect to this Section are in addition to all other rights of the Village whether reserved by the Franchise Ordinance or this Agreement or authorized by law, and no action, proceeding or exercise of a right with respect to this Section shall affect any other rights the Village may have.

     I. The Grantee's liability pursuant to the schedule of liquidated damages set forth in Section 17.1 shall accrue from the date which the Village specifies in a written notice of liquidated damages given to the Grantee, unless the Grantee shall have cured its default prior to such date on which the liquidated damages are to be assessed; provided, however, that the Village shall not specify a date for liquidated damages which is less than thirty (30) days after such notice is given to the Grantee.

     J. The Security Fund provided pursuant to this Franchise Agreement shall become the property of the Village as liquidated damages, in the event that this Franchise Agreement is terminated by reason of default of the Grantee or revoked for cause. Grantee, however, shall be entitled to return of such Security Fund or portion thereof as remains on deposit at the expiration of the term of the Franchise, or upon termination of the Franchise at an earlier date, provided that there is then no outstanding default on the part of Grantee.

SECTION 15: DAMAGES AND DEFENSE
-------------------------------

     Grantee shall hold harmless Village for all damages and penalties as a result of Grantee's construction, reconstruction, upgrade, operation, and maintenance of the Cable System. These damages and penalties shall include, but not be limited to, damages arising out of copyright infringement, defamation, and all other damages arising out of the construction, operation, maintenance, reconstruction, or upgrade of the Cable System authorized herein, whether or not any act or omission complained of is authorized, allowed, or prohibited by the Franchise.

SECTION 16: LIABILITY INSURANCE AND INDEMNIFICATION
---------------------------------------------------

     Grantee shall procure and maintain, throughout the term of this Franchise, liability workers's compensation, and those types of insurance referred to in Section 16.1 of the Franchise Ordinance, from an insurer licensed to do business in the State of Illinois carrying a rating of B+ by Best's Insurance Rating Services, and approved by the Village. Said insurance shall insure Grantee and Village with regard to all damages mentioned in
     Section 15 hereinabove and in Section 16.1 of the Franchise Ordinance, in the minimum amounts of:


          $ 2,000,000 for bodily injury or death to any one (1) person;

          $ 2,000,000 for bodily injury or death resulting from any one (1) occurrence;

          $ 3,000,000 for umbrella liability coverage.

     At the time of acceptance, Grantee shall furnish to Franchising Authority a certificate naming the Village, its officers, agents, and employees as additional insureds. Such certificate shall require that the Franchising Authority be notified at least thirty (30) days in advance prior to any expiration, and thirty (30) days in advance prior to any cancellation. All premiums on policies required by this Franchise Agreement shall be at the expense of the Grantee.

SECTION 17: LIQUIDATED DAMAGES
------------------------------

     Section 17.1: Damage Amounts
     ----------------------------

     By acceptance of a Franchise granted hereunder, the Grantee understands and agrees that failure to comply with any time and performance requirements as stipulated under the Ordinance or this Franchise will result in damage to the Village, and that it may be impracticable to determine the actual amount of such damage in the event of delay or nonperformance; therefore, the Grantee agrees that it shall provide compliance with the Franchise and pay to the Village the following amounts which shall be chargeable to the
     Grantee:

     A. For failure to make timely applications, registration or any other filing with the appropriate Franchising Authority, governmental, or utility authorities pursuant to this Franchise or the Cable Communications Ordinance, the amount shall be two hundred dollars ($200.00) per day.

     B. For failure to obtain a permit where construction, reconstruction, or relocation of the Cable System or its components within the Public Streets or Public Ways of the Village is undertaken, the amount shall be fifty dollars ($50.00) per day.

     C. For failure of the Grantee to comply with construction, operation, or maintenance standards, the amount shall be five hundred dollars ($500.00) per day.

     D. For failure to provide customer services as stated in Section 10 of this Agreement or Section 20 of the Franchise Ordinance, the amount shall be one hundred dollars ($100.00) per day.

     E. For failure to test, analyze, and report on the performance of the Cable System following a request by the Franchising Authority, the amount shall be two hundred fifty dollars ($250.00) per day.

F. For failure to provide data, documents, reports, or information, or to cooperate with the Franchising Authority during a performance review of the Cable System or during a Franchise Fee audit or agreed-upon procedures evaluation, the amount shall be two hundred fifty dollars ($250.00) per day.

G. For failure to submit timely reports as required under this Agreement and the Franchise Ordinance, the amount shall be fifty dollars ($50.00) per report per day until such reports are received by the Franchising Authority.

H.   For failure to deposit with the Village the Security Fund pursuant to
     Section 14 of the Franchise Agreement within thirty (30) days after notice and opportunity to cure, the amount shall be five hundred dollars ($500.00) per day until such deposit is deemed received by the Franchising Authority.

I. For failure to restore an amount withdrawn from the Security Fund within the timeframe specified by Section 14 of the Franchise Agreement, the amount shall be two hundred dollars ($200.00) per day until the Security Fund is reimbursed.

J. For failure of the Cable System to perform pursuant to Section 23 of the Franchise Agreement in the event of a public emergency or vital public information situation, the amount shall be two hundred fifty dollars ($250.00) per occurrence.

K. For failure to provide cable service to areas annexed to the Village within the timeframes established by this Agreement and after a period of an opportunity to cure has been exhausted, the amount shall be two hundred fifty dollars ($250.00) per day until all required cable services are made available to the annexed area.

L.   For failure to maintain a local office or to maintain records pursuant to
     Section 10 of this Agreement, the amount shall be two hundred fifty dollars ($250.00) per day.

M. For failure to comply with the material provisions of this Agreement for which an amount is not otherwise specifically provided pursuant to this Section, the amount shall be one hundred dollars ($100.00) per day.

Section 17.2: Right to Reduce or Waive Damages
----------------------------------------------

The Franchising Authority retains the right, at its sole discretion, to reduce or waive any of the above listed damage amounts where extenuating circumstances or conditions beyond the control of the Grantee are found to exist.

Section 17.3: Other Remedies
----------------------------

Exclusive of the damages provided hereinabove, a violation of any material provision of the Franchise Agreement shall be considered a separate violation for which a separate remedy available contractually, at law or in equity may be imposed.

Section 17.4: Procedure
-----------------------

Whenever the Franchising Authority finds that Grantee has violated one (1) or more terms, conditions, or provisions of the Franchise Agreement or Ordinance, a written notice shall be provided by the Franchising Authority to the Grantee informing it of such violation. The written notice shall describe in reasonable detail the specific violation so as to afford Grantee an opportunity to cure or initiate curative action with respect to the violation. Grantee shall have such time to cure or initiate curative action as is specified for the violation as is stated in Section 25 A (1)-(5) of the Franchise Ordinance subsequent to receipt of the notice before the Village may draw from the Security Fund. Grantee may notify Franchising Authority within seven (7) calendar days of receipt of notice that there is a dispute as to whether a violation or failure has, in fact, occurred. Such notice shall stay the running of the seven (7) day period and such notice shall specify with particularity the matters disputed by Grantee.

A. In the event that the Franchising Authority and Grantee are unable to resolve the dispute, the matter shall be heard by the Regulatory Board at the next regularly scheduled Cable Communications Commission meeting held not less than ten (10) days after the filing of the dispute by Grantee. The Franchising Authority shall notify the Grantee of the time and place of the Cable Communications Commission hearing and provide the Grantee with an opportunity to be heard.

B. If after hearing the dispute, the claim is upheld by the Cable Communications Commission, the Cable Communications Commission shall provide the Grantee with written findings of fact. Grantee shall have fourteen (14) calendar days to comply with such findings of fact unless an extension of time is mutually agreed upon by the Franchising Authority and Grantee. In the event the Grantee seeks administrative or judicial relief from such findings of fact, before a tribunal of competent jurisdiction, such proceeding shall not stay compliance with the findings of fact, unless ordered by the administrative or judicial tribunal. Absent a mutually agreed upon extension of time or an administrative or judicial order staying compliance with the findings of fact, at any time after said fourteen (14) day period, the Village may draw against the Security Fund all liquidated damages due.

SECTION 17.5: Time is of the Essence
------------------------------------

     Whenever any provision of this Agreement shall set forth any time for any act to be performed by Grantee, such time shall be deemed to be of the essence and the Grantee's failure to perform within the time allotted shall, in all cases, be sufficient grounds for the Franchising Authority to invoke an appropriate remedy or penalty, including the possible revocation of the Franchise Agreement.

SECTION 18: PROGRAMMING SERVICES
--------------------------------

     Section 18.1: Required Cable Television Program Services
     --------------------------------------------------------

     Grantee shall provide the following cable services:

     A. Over-the-Air Broadcast stations, which are in accordance with Title 47, Part 76, Section 76.63 of the of Federal Regulations pertaining to FCC rules and regulations.

     B. All Public, Educational, and Governmental Access Channels as required under Section 18 of this Agreement.

     C. Broadcast, satellite, and other cable programming services comparable in quality, mix, and level to those being provided as of the date of this Agreement.

     D. All Local Origination programming produced by the Grantee pursuant to the requirements as stated in Section 20 of this Agreement. Grantee shall continue to provide a full color Local Origination/television studio within the Village and one mobile unit for Local Origination and access purposes. Grantee shall allow the Franchising Authority access to the mobile van for purposes of providing Local Origination programming. Grantee shall provide one full-time individual dedicated to the production of Local Origination programming exclusively for the Village of Park Forest. Full-Time shall be defined as an individual who works no fewer than forty (40) hours per week.

     E. Grantee may establish an "ala-carte" tier of program and cable network offerings for specialized programming needs, including, but not limited to, the programming needs of senior citizens.

     F. Where Grantee seeks to develop program tiers which consist of cable networks heretofore not cablecast to cable Subscribers, Grantee shall comply with the regulations developed for "New Product Tiers" by the FCC (47 CFR 76.987).

     Section 18.2: Modifications
     ---------------------------

     During the period in which this Agreement is in effect, the Grantee or the Franchising Authority may obtain modifications of the requirements in the Franchise Agreement in the following manner and in accordance with Section 625 of the Cable Communications Policy Act of 1984, as now or hereafter amended:

     A. Where the Grantee has requested that modifications made to the Franchise be made on the basis of commercial impracticability, Grantee shall adhere to the requirements set forth in Section 6.2 of the Franchise Ordinance regarding commercial impracticability.

     B. In the case of any requirement for services, if the Grantee demonstrates that the mix' quality, and level of services required by this Franchise Agreement at the time it was granted will be maintained after modification.

     C. Upon receipt of a request by the Grantee for modification of any requirement for facilities, equipment, or services, the Franchising Authority shall consider the request and grant or deny the request in a public proceeding within one hundred twenty (120) days of receipt of the request of modification.

     D. Notwithstanding the aforementioned sections herein above, Grantee may, upon thirty (30) days advance notice to the Franchising Authority, rearrange, replace, or remove a particular service required by this Agreement if: 1) the service is no longer available to the Grantee, or
          2) the service is available only upon payment of a royalty required under 17 CFR 801(b)(2). The Grantee must be able to document and support the contention that the amount of the royalty constitutes an amount substantially in excess of the amount of payment required on the date of execution of this Franchise Agreement and the Grantee has not been specifically compensated through a rate increase or other adjustment.

     E. The Village may prohibit award of any proposed modification to this Agreement pertaining to provision of services relating to Public, Educational, or Governmental Access.

SECTION 19: PUBLIC, EDUCATIONAL, AND GOVERNMENTAL ACCESS
--------------------------------------------------------

     Section 19.1: Public Access Channel
     -----------------------------------

     A. Grantee shall continue to provide the same level of Public, Educational, Governmental and local access Channel space that is currently being provided for the transmission of this programming as of the date of this Agreement.

B. Grantee shall provide equipment training classes at least twice annually for the life of the Franchise to residents of Park Forest for the purpose of producing Public Access programming in accordance with its proposal of February 14, 1996. Such training will be provided to Park Forest residents at no charge.

C. Grantee shall designate a Training Coordinator to organize and develop training programs for Public, Educational, and Governmental Access. The Training Coordinator shall be a Park Forest employee in accordance with Grantee's proposal of February 14, 1996.

D. On or before April 1 of each year, Grantee shall submit to the Village the Grantee's records showing its required expenditures for Public Access programming.

E. Grantee shall provide the Cable Communications Commission and the Franchising Authority with records of Public Access programming on a monthly basis. Such records shall include the following information:

     1.   The production number of the program and the date completed;
     2.   The title of the program and its length;
     3.   The number of shows;
     4.   An indication if the program was shown live or recorded;
     5.   The total number of hours for all programming;
     6. The total number of production hours per producer, the names of producers, and the total number of production hours overall;
     7. A schedule of programming showing start times and titles from the beginning of the month for which the report is generated;
     8. A one-line description of special programs and sports programs referenced on the program schedule in subsection G hereinabove, and;
     9. A listing of Grantee's full-time and part-time staff who have worked on the aforementioned programming, and the number of hours worked per employee for the month divided into weeks.

Section 19.2: Educational/Governmental Access Channel
-----------------------------------------------------

Grantee shall continue to provide Educational and Governmental Channels that it is providing as of the date of this Agreement.

     Section 19.3: Training of Municipal Personnel
     ---------------------------------------------

     Grantee shall provide studio and equipment training classes for municipal personnel at no cost to the Village or other governmental personnel, at least annually in accordance with its proposal dated February 14, 1996.

     Section 19.4: No Credit to Franchise Fees
     -----------------------------------------

     It is expressly understood and agreed that Grantee will not seek a credit to its Franchise Fee obligation set forth in Section 12 of this Agreement based on any expenses incurred pursuant to this Section.

SECTION 20: LEASED ACCESS CHANNELS
----------------------------------

     Grantee may set aside an amount of uncompressed analog Channel space of no less than one (1) uncompressed analog Channel to be available for lease by the public, businesses, or other organizations. Grantee shall not utilize such Channel space for purposes of data transmission or telephony. Grantee agrees to comply with all provisions of Section 612 of the Cable Communications Policy Act of 1984, as now or hereafter amended, regarding leased Channels.

SECTION 21: LOCAL ORIGINATION PROGRAMMING
-----------------------------------------

     Section 21.1: Studio and Mobile Facilities
     ------------------------------------------

     Grantee shall continue to provide studio facilities for Local Origination programming which are available for live and/or taped programming. Said studio facility shall contain a minimum of three tripod-mounted chip cameras, three portable camera units, three camera switchers, an editing bay, sound mixing, recording, and playback decks, a personal computer-based character generator, a lighting grid and tripod-mounted portable lighting equipment. Grantee shall also continue to provide a mobile studio van which shall be capable of providing at least one camera switcher, an editing deck, a sound mixer, recording and playback decks, and portable lighting and cabling.

     Section 21.2: Staffing and Programming Levels
     ---------------------------------------------

     A. Grantee shall continue to provide no fewer than three (3) hours of new Local Origination programming per week which is exclusive to Park Forest. Programming exclusive to Park Forest shall be defined as that programming which has one or more of the following attributes:

          1. A program whose subject which is physically located or who resides within the boundaries of the Village of Park Forest;

          2. A program which is taped at an institution located within the Village of Park Forest, including, but not limited to, Village Hall, Freedom Hall, the Village Health Department, the Public Library, police and fire facilities, any Recreation and Parks Department facility, any School, any business, or any church, synagogue, or other religious institution located within Park Forest;

          3. A sporting event featuring a sports team or teams that are based in Park Forest, or which includes a preponderance of players who are residents of Park Forest. If the programming involves sports contests featuring area Schools, at least one School must include within its service boundaries all or part of the Village of Park Forest.

          Said three (3) hours of programming shall not be comprised solely of sporting events as referred to in subsection A (3) of this Section.

     B. Grantee shall provide the equivalent of three (3) full-time employees assigned to produce Local Origination and Public, Educational, and Governmental access programming for Park Forest. In accordance with its proposal of February 14, 1996, Grantee shall commit two full-time and two part-time employees dedicated to Local Origination and Public, Educational, and Governmental access programming exclusively serving Park Forest as a means of providing the equivalent of three (3) full-time employees. For the purposes of this Agreement, a full-time employee shall be defined as an employee who works on programming exclusive to Park Forest at least forty (40) hours per week. Full-time equivalency of part-time personnel shall be defined as a minimum of forty (40) combined hours worked by the two part-time personnel.

     Section 21.3: Records
     ---------------------

     Grantee shall provide the Franchising Authority and the Cable Communications Commission with records of Local Origination programming produced for the Village on a monthly basis. Such records shall contain the following information:

     A.   The production number of the program and the date completed;
     B.   The title of the program and its length;
     C.   The number of shows;
     D.   An indication if the program was shown live or recorded;
     E.   The total number of hours for all programming;
     F. The total number of production hours per producer, the names of producers, and the total number of production hours overall;
     G. A schedule of programming showing start times and titles from the beginning of the month for which the report is generated;

     H. A one-line description of special programs and sports programs referenced on the program schedule in subsection G hereinabove, and;
     I. A listing of Grantee's full-time and part-time staff who have worked on the aforementioned programming, and the number of hours worked per employee for the month divided into weeks.

     On or before April 1 of each year, the Grantee shall submit to the Village the Grantee's records showing its expenditures for Local Origination programming.

     Section 21.4: Maintenance of Facilities and Equipment
     -----------------------------------------------------

     The Grantee shall, at its own expense, provide and maintain the Local Origination facilities and equipment specified in the Park Forest Cable Communications Ordinance and this Agreement.

SECTION 22: SERVICES TO SCHOOLS AND GOVERNMENT BUILDINGS
--------------------------------------------------------

     The Grantee shall provide, at no charge, Subscriber cable connections to all Schools, library facilities, local institutions and government buildings as referenced in Grantee's proposal of February 14, 1996 and identified in Appendix B. Services to be provided at no charge to the aforementioned Schools, library facilities, local institutions and government buildings shall include basic service as defined in Section 1.0 of this Agreement.

SECTION 23: EMERGENCY OVERRIDE
------------------------------

     A. Grantee shall maintain appropriate equipment at its Headend facility which is designed to override the video and audio portions of each video cable Channel and substitute an audio emergency message which may be used by the Village President of Park Forest or his authorized designee. Said override equipment shall be used by the Village President or his designee to broadcast alerts of civil emergency in the event of fire, flood, tornadoes, or other similar severe weather, or civil defense. Grantee shall configure the emergency override equipment to accept remote activation by touch-tone telephone.
          Said configuration shall include backup by a standby power facility. Where necessary, Grantee and Village agree to work jointly in incorporating the emergency alert notification into the Village's disaster plan. Village shall hold Grantee harmless from any damage to Persons or property by reason of use or failure of the emergency override system.

     B. Upon requirement by the FCC to participate in the Emergency Alert System, Grantee shall provide notification to the Village within ten
          (10) calendar days of receipt of such notification from the FCC, and shall provide its procedures for emergency broadcast to the Village.

     C. Emergency override services shall be provided to public, private, and parochial Schools, government buildings, and local institutions connected to the Cable System as well as residential subscribers, at no charge to said Schools, government buildings, or local institutions.

     D. Grantee shall continue to include testing of the Emergency Alert System on a weekly basis at 10:00 AM every Tuesday.

SECTION 24: MODIFICATIONS TO COMMUNICATIONS AND CABLE ACTS
----------------------------------------------------------

     In the event that the Telecommunications Act of 1996, the Communications Act of 1934, the Cable Communications Policy Act of 1984, or the Cable Television Consumer Protection and Competition Act of 1992 are modified or amended in any manner that is mandatory, or the FCC modifies or alters any of its regulations pertaining to cable television which may affect any provision(s) of this Franchise Agreement, such provisions shall remain in effect until the effective date of such modifications, amendments, or alterations. The Franchising Authority and Grantee, upon notice that said modifications, amendments, or alterations may affect any provision(s) of this Agreement and prior to the effective date of said modifications, amendments, or alterations, or as soon thereafter as practical, shall meet in good faith to amend this Franchise Agreement accordingly.

SECTION 25: REVOCATION
----------------------

     In addition to all other rights and powers retained by the Franchising Authority under this Franchise Agreement, the Franchising Authority reserves the right to revoke this Franchise Agreement and all rights and privileges of the Grantee in the event of a breach of its terms and conditions. In interpreting the Franchise Agreement, material provisions shall include all labeled as such and all others, which under the facts and circumstances indicated, constitute a significant portion of this Franchise Agreement. A breach by Grantee shall include, but is not limited to, those infractions so indicated in Section 10.1 of the Franchise Ordinance. Nothing in this Agreement shall prohibit the Franchising Authority from imposing sanctions or censures lesser than revocation for violations or Material Breaches of this Franchise, including the shortening of the Franchise term for substantial or repeated violations or Material Breaches.

SECTION 26: RIGHTS AND REMEDIES
-------------------------------

     A. All rights and remedies given to Village and Grantee by this Agreement shall be in addition to and cumulative with any and all other rights and remedies, existing or implied, now or hereafter available to Village or Grantee, at law or in equity, and such rights and remedies shall not be exclusive, but each and every right and remedy specifically given by this Franchise Agreement may be exercised from time to time and as often and in such order as may be deemed expedient by Village or Grantee and the exercise of one or more rights or remedies shall not be deemed a waiver of right to exercise at the same time or thereafter any other right or remedy. No delay or omission of Village or Grantee to exercise any right or remedy, nor any such delay or omission shall be construed to be a waiver of or acquiescence of any default.

     B. In the event of a sale of the Cable System by Grantee, Village shall retain the right of first refusal for the purpose of purchasing, at an equitable price or fair market value of the Cable System as a going concern, all the assets of the Grantee's operations within the Village. The Village may exercise this right to purchase any portion of the Cable System, including all books and records, private easements and assignable contracts. Unless some later date is agreed to by the Grantee, the Village shall exercise its right within one hundred twenty (120) days from the date of notification of sale of the Cable System by Grantee. Upon determination by the Village that it intends to purchase the assets of Grantee's Cable System, the Village shall notify the Grantee by Certified United States Mail of its desire and intent to acquire the assets of the Cable System from the Grantee.

SECTION 27: RIGHTS AND POWERS RESERVED BY VILLAGE
-------------------------------------------------

     A. Neither the granting of the Franchise nor any provision governing the Franchise shall constitute a waiver or bar to the exercise of any governmental right or power of the Village.

     B. The Village shall have the right to intervene in any act or other proceeding to which the Grantee is a party, in accordance with applicable law or regulation. The Grantee specifically agrees by its acceptance of the Franchise not to oppose such intervention by the Village.

     C. The Village reserves every right and power which is required to be reserved or provided by an ordinance of the Village, and the Grantee by its acceptance of this Franchise, agrees to be bound thereby and to comply with any action or requirements of the Village in its exercise of such rights and powers which have been or may be enacted or established.

SECTION 28: SERVICE OF NOTICE
-----------------------------

     A. For purposes of this Franchise Agreement, Grantee authorizes and appoints Jones Intercable, Inc. with offices located at 4331 West Lincoln Highway, Matteson, Illinois 60443 to act as its registered agent and represents to the Franchising Authority that such agent is authorized to accept notice and service on its behalf.

     B. Grantee shall notify the Franchising Authority in writing, thirty (30) days in advance, of any change in the registered agent or representative(s) referenced hereinabove and provide information regarding any change upon request by the Franchising Authority.

     C. Any notice or service served upon Grantee's registered agent shall also be provided to the Local and Regional Managers and Operations/Legal representatives as specified below. All notices or other written communications required to be provided to Franchising Authority or Grantee under any provision of this Agreement, shall be deemed served when delivered personally or addressed and mailed by Certified United States Mail to the Franchising Authority or Grantee at the following addresses:

          Franchising Authority:   Office of the Village Clerk
                                   Village of Park Forest
                                   301 Centre
                                   Park Forest, Illinois 60466

          Grantee:                 Cable TV Fund 12-A, LTD.
                                   d/b/a
                                   Jones Intercable
                                   General Manager
                                   4331 West Lincoln Highway
                                   Matteson, Illinois 60443

          Grantee:                 Jones Intercable, Inc.
                                   Vice-President
                                   Cable TV Fund 12-A, LTD.
                                   9697 East Mineral Avenue
                                   Englewood, Colorado 80112

SECTION 29: ORAL MODIFICATION
-----------------------------

     This Franchise Agreement shall not be changed, modified, or amended in whole or in part except in writing and signed by all of the parties.

SECTION 30: SEVERABILITY
------------------------

     If any provision of this Franchise Agreement or the particular application thereof, shall be held invalid, the remaining provisions and their application, shall not be affected.

SECTION 31: ENTIRE CONTACT
--------------------------

     This Franchise Agreement constitutes the entire contract between the parties and there are no other understandings, oral and written relating to the subject hereof.

SECTION 32: OBLIGATIONS TO CONTINUE THROUGHOUT TERM
---------------------------------------------------

     Unless otherwise specifically stated, all obligations under this Franchise Agreement shall continue throughout the entire term or extension of this Franchise Agreement.

SECTION 33: FRANCHISE VALIDITY
------------------------------

     The Grantee agrees, by the acceptance of this Franchise, to accept the validity of the terms and conditions of this Franchise and the Ordinance in their entirety and that it will not, at any time, proceed against the Franchising Authority in any claim or proceeding challenging any term as unreasonable, arbitrary, or void, or that the Franchising Authority did not have the authority to impose such term or condition.

SECTION 34: HEADINGS
--------------------

     Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Franchise Agreement.

SECTION 35: GOVERNING LAW
-------------------------

     This Franchise Agreement shall be governed insofar as applicable with the laws of the State of Illinois, Circuit Courts of Cook and Will Counties. Where federal jurisdiction applies, this Franchise Agreement shall be governed by the applicable laws and agencies of the United States Government, United States Circuit Court, Northeastern Division, Seventh Circuit Court of Appeals.

Accepted By:


CABLE TV FUND 12-A, LTD.                    VILLAGE OF PARK FOREST, ILLINOIS
a Colorado limited partnership,


by: Jones Intercable, Inc.
a Colorado corporation, as
its general partner




BY: /s/ Ruth E. Warren                    BY: [SIGNATURE APPEARS HERE]
   -----------------------------------       -----------------------------------

TITLE: Group Vice President/Operations    TITLE: Village President
      --------------------------------          --------------------------------

ATTEST: /s/ Stephen P. Villano            ATTEST: [SIGNATURE APPEARS HERE]
       -------------------------------           -------------------------------